           28                                             EXECUTION COPY

                               AMENDMENT NO. 1
                                      TO
                       FINANCING AND SECURITY AGREEMENT
                                     AND
                                    WAIVER

     This AMENDMENT NO. 1 TO FINANCING AND SECURITY AGREEMENT AND WAIVER (this "Amendment"), made as of this 23rd day of July, 1999, between CHATWINS GROUP, INC. ("Borrower") and BANK OF AMERICA, NATIONAL ASSOCIATION, formerly NationsBank, N.A. ("Lender"),

                            W I T N E S S E T H :

     WHEREAS, the Borrower and the Lender entered into a certain Financing and Security Agreement, dated as of October 30, 1998 (the "Financing Agreement"), pursuant to which certain loans and other financial accommodations have been made available to Borrower;

     WHEREAS, effective February 22, 1999, the Lender notified the Borrower that, pursuant to clause (b)(ii)(z) of the first paragraph of Section 2.1.3 of the Financing Agreement, the Borrowing Base (as defined in the Financing Agreement) would include, until further notice from the Lender and subject to the limitations set forth in Section 2.1.3 of the Financing Agreement (including the overall limit on availability against Eligible Inventory set forth in clause (b)(i) of the first paragraph of Section 2.1.3), up to the lesser of (a) 40% of the amount of Eligible Inventory consisting work in process of the Borrower's Hanna and CPI divisions, and (b) $1,500,000;

     WHEREAS, effective April 22, 1999, the Lender and the Borrower agreed that the amortization of the Special Availability Amount (as defined in the Financing Agreement), as set forth in the definition of "Special Availability Amount," would be accelerated from a quarterly to a monthly basis;

     WHEREAS, the Borrower has failed to comply with certain provisions of the Financing Agreement and desires that the Lender waive such noncompliance; and

     WHEREAS, the Borrower and the Lender desire to amend the Financing Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender do hereby agree as follows:

1.     DEFINED TERMS.

Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Financing Agreement.

2.     AMENDMENTS TO THE FINANCING AGREEMENT.

       2.1 Amendment to Section 1.1. Section 1.1 is amended by deleting therefrom the definition of "Guarantor Pledge Amount."

       2.2 Amendment to Section 1.1. Section 1.1 is amended by deleting the definitions of "Adjusted Special Availability Amount," "Applicable Base

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Rate Margin," "Applicable LIBOR Margin," "Fees," "Guarantor Policy" and
"Special Availability Amount" and replacing them with the following:

     "Adjusted Special Availability Amount" means, as at any time, an amount equal to (x) the Special Availability Amount then in effect minus (y) the aggregate amount of Special Availability Loan Mandatory Prepayments made or required to be made through such time minus (z) the proceeds of the asset sales contemplated by clauses (a) and (b) of the definition of Special Availability Loan Reduction Event.

     "Applicable Base Rate Margin" means (i) with respect to Base Rate Loans consisting of Special Availability Loans, 1.00% per annum, and (ii) with respect to all other Base Rate Loans, 0.00% per annum, provided, however, that if the Bank has not received, by the close of business on August 16, 1999, a Collateral Assignment of Life Insurance Policy with respect to one or more Guarantor Policies issued in amounts equal to, together with all other Guarantor Policies pledged to the Lender, the Special Availability Amount then in effect, then Applicable Base Rate Margin shall mean, effective as of August 1, 1999, and until either such Collateral Assignment of Life Insurance Policy is received or the Special Availability Amount is reduced to zero,
(x) with respect to Base Rate Loans consisting of Special Availability Loans, 3.00% per annum, and (y) with respect to all other Base Rate Loans, 2.00% per annum.

     "Applicable LIBOR Margin" means (i) with respect to LIBOR Loans consisting of Special Availability Loans, 3.25% per annum, and (ii) with respect to all other LIBOR Loans, 2.00% per annum, provided, however, that if the Bank has not received, by the close of business on August 16, 1999, a Collateral Assignment of Life Insurance Policy with respect to one or more Guarantor Policies issued in amounts equal to, together with all other Guarantor Policies pledged to the Lender, the Special Availability Amount then in effect, then Applicable LIBOR Margin shall mean, effective as of August 1, 1999, and until either such Collateral Assignment of Life Insurance Policy is received or the Special Availability Amount is reduced to zero, (x) with respect to LIBOR Loans consisting of Special Availability Loans, 5.25% per annum, and (y) with respect to all other Base Rate Loans, 4.00% per annum..

     "Fees" means the collective reference to each fee payable to the Lender, under the terms of this Agreement or under the terms of any of the other Financing Documents, including, without limitation, the Revolving Credit Unused Line Fees, the Letter of Credit Fees, the Early Termination Fee, the Closing Fee, the Special Availability Loan Fees and the Field Examination Fees.

     "Guarantor Policy" shall mean one or more policies of insurance on the life of the Charles E. Bradley, Sr., each issued in an amount and form and by an insurer acceptable to the Lender, in its reasonable discretion.

     "Special Availability Amount" means an amount equal to (i) from the Amendment No. 1 Effective Date through October 31, 1999, $2,470,000, plus
(a) upon receipt by the Lender of each of (I) the Guaranty Agreement, (II) a Collateral Assignment of Life Insurance Policy with respect to one or more Guarantor Policies in amounts totaling no less than $878,000, and (III) the Missouri Deed of Trust, and so long as no Event of Default has occurred or is then continuing, $500,000, plus (b) upon receipt by the Lender of any of:
(I) a lender's title insurance policy on the Missouri Real Property, issued by a title company and in form and substance reasonably satisfactory to the

Lender, (II) a pledge of additional assets as collateral for the Obligations of quality and in an amount acceptable to the Lender, in its sole discretion, and pursuant to documentation acceptable to the Lender, in its sole discretion, together with evidence satisfactory to the Lender, in its sole discretion, and the Lender's counsel, that the pledge of such additional assets will not violate or result in a default under the provisions of the Indenture, or (III) a copy of one or more executed asset purchase agreements with respect to assets of the Borrower, each in form and substance satisfactory to the Lender, in its sole discretion, and the Lender's counsel, which contemplate, in the aggregate, a purchase price sufficient to pay the Special Availability Loans in full (including those made pursuant to availability provided under this clause (i)(b)), together with evidence satisfactory to the Lender, in its sole discretion, and the Lender's counsel, that the proceeds of such sale may be applied to the Special Availability Loans without violating or resulting in a default under the provisions of the Indenture, and, in each event, so long as no Event of Default has occurred or is then continuing, $500,000 (ii) at all times after October 31, 1999, zero; provided that it is understood that such amount may be greater than zero, in the Lender's sole and absolute discretion.

       2.3 Amendment to Section 1.1. Section 1.1 is amended by adding the following new definitions thereto, each in appropriate alphabetical order:

     "Amendment No. 1 Effective Date" means July 23, 1999.

     "Missouri Deed of Trust" means a Deed of Trust (With Power of Sale, Assignment of Rents and Security Agreement) executed by the Borrower in favor of the Lender with respect to the Missouri Real Property, as the same may from time to time be amended, restated or otherwise modified or supplemented.

     "Missouri Real Property" means the real property of the Borrower located at 1100 Brown Street, Liberty, Clay County, Missouri.

     "Special Availability Amortization Period" means a period which shall arise on August 16, 1999, only if no Special Availability Loan Reduction Event has occurred by such date, and which, to the extent it arises, shall terminate on the date on which all Special Availability Loans have been paid in full and the Special Availability Amount has been reduced to zero.

     "Special Availability Loan Mandatory Prepayment" has the meaning described in Section 2.1.6 (Mandatory Prepayments of Revolving Loan).

     "Special Availability Loan Fees" has the meaning described in
Section 2.4.10 (Special Availability Loan Fees).

     "Special Availability Loan Reduction Event" means the occurrence of any of the following events:

          (a) receipt by the Lender of an executed copy of an asset purchase agreement, in form and substance satisfactory to the Lender, in its sole discretion, and the Lender's counsel, with respect to the sale of all or substantially all of the assets of the Borrower's Klemp division;

          (b) receipt by the Lender of an executed copy of a letter of intent for the purchase of all or substantially all of the assets of one or more divisions of the Borrower, each in form and substance satisfactory to the Lender, in its sole discretion, and the Lender's counsel, which contemplate, in the aggregate, a purchase price in an amount at least equal to the sum of
(i) the Adjusted Special Availability Amount then in effect (without, however, taking into account Special Availability Loan Mandatory Prepayments required to have been paid but not yet actually paid under clause (y) of the definition of Adjusted Special Availability Amount) plus (ii) an amount equal to Borrower's aggregate debt service requirements from the date of such letter of intent through December 31, 1999; or

          (c) a pledge of additional assets as collateral for the Obligations of quality and in an amount acceptable to the Lender, in its sole discretion, and pursuant to documentation acceptable to the Lender, in its sole discretion, together with evidence satisfactory to the Lender, in its sole discretion, and the Lender's counsel, that the pledge of such additional assets will not violate or result in a default under the provisions of the Indenture.

       2.4 Amendment to Section 2.1.6. Section 2.1.6 is amended in its entirety to read as follows:

               2.1.6     Mandatory Prepayments of Revolving Loan.

               The Borrower shall make the mandatory prepayments (each a "Revolving Loan Mandatory Prepayment" and collectively, the "Revolving Loan Mandatory Prepayments") of the Revolving Loan as follows: (a) the Borrower shall make Revolving Loan Mandatory Prepayments at any time and from time to time in such amounts requested by the Lender pursuant to Section 2.1.3 (Borrowing Base) of this Agreement in order to cover any Borrowing Base Deficiency and in order to cover any deficiency under Section 2.1.12 (Required Availability under the Revolving Credit Facility), and (b) during the Special Availability Amortization Period, the Borrower shall make weekly Revolving Loan Mandatory Prepayments (each a "Special Availability Loan Mandatory Prepayment"), at such times and in such manner as the Lender, in its sole discretion, shall determine, each of which Special Availability Loan Mandatory Prepayments shall be applied to the payment of Special Availability Loans and each of which Special Availability Loan Mandatory Prepayments shall be in an amount equal to the greater of (i) ten percent (10%) of the amount of the Borrower's Eligible Receivables as at the end of any week that have arisen during the Special Availability Amortization Period, and (ii) Two Hundred Seventy Thousand Dollars ($270,000).

       2.5 Amendment to Section 2.4. Section 2.4 is amended by adding the following Section 2.4.10 at the end thereof:

               2.4.10 Special Availability Loan Fees. The Borrower shall pay, in addition to all other Fees, the following fees (collectively, the "Special Availability Loan Fees"):

               (a) The Borrower shall pay on or before the Amendment No. 1 Effective Date to the Lender a fee in the amount of Fifty Thousand Dollars ($50,000).

               (b) If no Special Availability Loan Reduction Event has occurred by August 1, 1999, the Borrower shall pay on such date to the Lender an additional fee in the amount of Fifty Thousand Dollars ($50,000).

               (c) If on September 1, 1999, the Adjusted Special Availability Amount is greater than $1,720,000, the Borrower shall pay on such date to the Lender an additional fee in the amount of Fifty Thousand Dollars ($50,000).

               (d) If on October 1, 1999, the Adjusted Special Availability Amount is greater than $1,470,000, the Borrower shall pay on such date to the Lender an additional fee in the amount of Fifty Thousand Dollars ($50,000).

       2.6 Amendment to Section 6.2.8. Section 6.2.8 is amended in its entirety to read as follows:

               6.2.8     Disposition of Assets.

               The Borrower will not sell, discount, allow credits or allowances, transfer, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of its Assets (including without limitation the Collateral) other than in accordance with its credit collection policies, except, (a) prior to an Event of Default which is continuing and, thereafter until the Lender has notified (which notice may be limited to certain assets or categories of assets) the Borrower not to sell or make dispositions of Inventory or other assets, dispositions that are not Asset Dispositions, (b) the sale of unnecessary or obsolete Equipment, (c) the sale of the real property owned by the Klemp Division of the Borrower and located in Chicago, Illinois and Liberty, Missouri, (d) the Services Agreement between the Auto-Lok division of the Borrower and Stanwich Acquisition Corp., and
(e) such asset sales, including without limitation the sale of all or substantially all of the assets of the Klemp Division of the Borrower, as are necessary for the Borrower to pay in full the Special Availability Loans as required by the terms hereof, each such sale to be on terms satisfactory to the Lender, in its sole discretion, and the Lender's counsel, and provided that (i) the proceeds of each such sale shall be applied first to repay the Special Availability Loans and reduce the Adjusted Special Availability Amount, until the Adjusted Special Availability Amount is zero, and then to the remaining Obligations, in the order required under the terms of this Agreement, and (ii) prior to making any Asset Sale Offer (as defined in the Indenture) with the proceeds of any such sales, the Revolving Credit Committed Amount shall be reduced, and the Borrower shall make such payments as are necessary to reduce the Revolving Credit Committed Amount, by an amount at least equal to $10,000,000.

3.     WAIVER OF NON-COMPLIANCE.

       3.1 Waiver. Subject to and conditioned on the effectiveness of this Amendment, the Lender hereby waives, as of and through the date of this Amendment and solely to the extent disclosed to the Lender in writing prior to the Amendment No. 1 Effective Date, the Borrower's failure, for the months of June 1999 and July 1999, to comply with the requirement set forth in
Section 7.1.18 (Required Availability) of the Financing Agreement that the Borrower not permit the average daily Revolving Credit Availability for any calendar month to be less than $1,000,000.

       3.2 Limitation on Waivers. The waiver granted herein is limited strictly to its terms, applies only to the specific waiver described herein, does not extend to or affect any of the Borrower's other obligations contained in the Financing Agreement or any other related documents and does not impair any rights consequent thereon. Except as expressly set forth herein, nothing contained herein will be deemed to be a waiver of, or will in any way impair or prejudice, any rights of the Lender under the Financing Agreement. The Lender has no obligation to issue any other or further waiver with respect to the subject matter hereof or of any other matter, and, except as expressly provided herein, the Financing Agreement and all documents, instruments and agreements related thereto are ratified and confirmed in all respects and will continue in full force and effect.

4.     REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants as follows:

       4.1 The Amendment. This Amendment has been duly and validly executed by an authorized representative of Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

       4.2 Claims and Defenses. As of the date of this Amendment, neither the Borrower nor any of its Affiliates has any defenses, claims, counterclaims or setoffs with respect to the Financing Agreement, the Financing Documents or any Obligations thereunder or with respect to any actions of the Lender, any participant in the Loans or any of their respective officers, directors, shareholders, employees, agents or attorneys, and the Borrower irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs and releases the Lender, each participant in the Loans and each of their respective officers, directors, shareholders, employees, agents and attorneys, from the same.

       4.3 Financing Agreement. The Financing Agreement, as previously amended and as further amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

       4.4 Nonwaiver. Except as set forth in Section 3 of this Amendment, the execution, delivery, performance and effectiveness of this Amendment shall not operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of the Lender under the Financing Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Financing Agreement or any other documentation executed in connection therewith. Further, except as set forth in Section 3 of this Amendment, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Default or Event of Default under the Financing Agreement, as previously amended and as further amended by this Amendment.

       4.5 Reference to and Effect on the Financing Agreement. Upon the effectiveness of this Amendment, each reference in the Financing Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Financing Agreement, as previously amended and as further amended hereby, and each reference to the Financing Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Financing Agreement shall mean and be a reference to the Financing Agreement, as previously amended and as further amended hereby.

5.     CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT NO. 1.

In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to the fulfillment of each of the following conditions precedent:

       5.1 Amendment No. 1 to Financing and Security Agreement and Waiver. The Lender shall have received an original counterpart of this Amendment No. 1 to Financing and Security Agreement and Waiver, executed and delivered by a duly authorized officer of Borrower and the Lender.

       5.2 Payment of Fees. The Lender shall have received payment of any Fees due on or before the Amendment No. 1 Effective Date, including without limitation the Special Availability Loan Fee due under Section 2.4.10(a) of the Financing Agreement (as amended hereby).

6.     MISCELLANEOUS.

       6.1 Governing Law. This Amendment has been delivered and accepted at and shall be deemed to have been made at Cleveland, Ohio. This Amendment shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to principles of conflict of law, and all other laws of mandatory application.

       6.2 Severability. Each provision of this Amendment shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

       6.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute but one and the same agreement.


IN WITNESS WHEREOF, Borrower has caused this Amendment No. 1 to Financing and Security Agreement and Waiver to be duly executed and delivered by its duly authorized officer as of the date first above written.


BANK OF AMERICA, NATIONAL ASSOCIATION,
formerly NationsBank, N.A.


_____________________________________
By:__________________________________
Its:_________________________________



CHATWINS GROUP, INC.


_____________________________________
By:__________________________________
Its:_________________________________